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Exhibit 10.29

ESCROW AGREEMENT

        THIS AGREEMENT (this "Escrow Agreement") is made and entered into as of January 13, 2004, by and among Grupo TMM, S.A., a corporation (sociedad anómina) organized under the laws of the United Mexican States (the "Company"), and Wells Fargo Bank, N.A. (the "Escrow Agent"), in favor of the Supporting Noteholders (as defined below). The Company and the Supporting Noteholders are sometimes referred to herein as "Parties."

        For purposes of this Escrow Agreement, the "Supporting Noteholders" shall mean, as of any date of determination, those holders of Existing Notes (as defined below) who have executed and delivered the Voting Agreement (as defined below) as an original signatory on or before the date of this Escrow Agreement, together with those additional holders of Existing Notes who, after the date of this Escrow Agreement but on or before such date of determination, become party to the Voting Agreement and who remain, as of the date of determination, a party to the Voting Agreement.

RECITALS:

        WHEREAS, the Company and the Supporting Noteholders have entered into that certain Voting Agreement, dated as of December 9, 2003 (the "Voting Agreement"), for purposes of implementing a proposed restructuring (herein, the "Restructuring") of the 9 1/2% Notes due 2003 having an aggregate principal amount outstanding of $176,875,000 (the "2003 Notes") and 10 1/4% Senior Notes due 2006 having an aggregate principal amount outstanding of $200,000,000 (the "2006 Notes" and, collectively with the 2003 Notes, the "Existing Notes") issued by the Company, substantially as set forth in that certain Term Sheet, annexed as Annex "A" thereto (the "Term Sheet");

        WHEREAS, pursuant to the Voting Agreement and Term Sheet, the Company has agreed, subject to the terms and conditions stated therein, (i) to issue to each Supporting Noteholder who has not, at the time, committed an uncured Noteholder Breach under the terms of the Voting Agreement (an "Eligible Holder"), its pro rata share based on its respective claim amount of Existing Notes (inclusive of interest accruals to, but not beyond, December 24, 2003) of new Senior Secured Notes due 2007 having an original principal amount of $21,094,605 (the "Additional New Notes") and (ii) to deposit in escrow the Additional New Notes, together with the indenture governing the Additional New Notes (the "Additional New Notes Indenture") and the Mercantile Stock Pledge Agreement, dated as of the date hereof, securing the Additional New Notes, together with the share certificates constituting the collateral thereunder (the "Additional New Notes Pledge Agreement"), in each case duly executed and delivered (and duly authenticated with respect to the Additional New Notes) by each of the parties thereto (the Additional New Notes, Additional New Notes Indenture and Additional New Notes Pledge Agreement, together with the share certificates constituting the collateral thereunder, being referred to herein collectively as the "Escrowed Documents");

        WHEREAS, the conditions precedent to the deposit in escrow of the Escrowed Documents by the Company have been satisfied; and

        WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, it is hereby agreed by and among the Parties and the Escrow Agent as follows:

1.     Escrow Deposit.

        (a)   Simultaneously with the execution hereof, the Company has deposited with the Escrow Agent the Escrowed Documents, to be held and released pursuant to the terms and conditions of this Escrow Agreement. It is agreed and acknowledged by the Parties that the deposit of the Escrowed Documents, in the form deposited with the Escrow Agent under this Escrow Agreement, will be deemed to have satisfied the requirements of Section 30 of the Voting Agreement with respect to the deposit of the Escrowed Documents.

        (b)   Simultaneously with the execution hereof, the Company has submitted a list of the names and addresses of the Supporting Noteholders who have signed the Voting Agreement, to the extent such information has been made available to the Company. After the date of this Escrow Agreement, the Company will promptly forward the names and addresses of those additional Supporting Noteholders who become party to the Voting Agreement to the extent such information is made available to the Company.

        (c)   Until such time as the Additional New Notes are released pursuant to this Escrow Agreement, no Supporting Noteholder shall have any interest in or to the Additional New Notes or the other Escrowed Documents. The provisions of the Additional New Notes Indenture, the Additional New Notes and the other Escrowed Documents shall not become effective or enforceable until the date such Additional New Notes Indenture, the Additional New Notes and the other Escrowed Documents are released pursuant to Section 2 of this Escrow Agreement.

2.     Release of Escrowed Documents.

        (a)   The Escrow Agent shall release the Escrowed Documents as follows:

            (i)  upon receipt by the Escrow Agent of a notice (a "Demand Notice"):

            (A)  given by the Required Noteholders (as defined below), stating that the Supporting Noteholders are entitled to receipt of the Escrowed Documents in accordance with the provisions of the Voting Agreement and stating the reasons therefor, or

            (B)  given by the Company, stating that the Company is entitled to receipt of the Escrowed Documents in accordance with the provisions of the Voting Agreement and stating the reasons therefor;

  the Escrow Agent shall promptly give a copy of the Demand Notice to the other of the Company or the Supporting Noteholders, as the case may be (the "Other Party"). If the Escrow Agent does not receive, within five (5) Business Days after giving the copy of the Demand Notice to the Other Party, a written notice of objection (an "Objection") from the Other Party, or if the Escrow Agent shall within such period receive a written consent of the Other Party to the release requested in the Demand Notice, then the Escrow Agent shall deliver the Escrowed Documents in accordance with the Demand Notice. If the Other Party is the Supporting Noteholders, any Objection or written consent shall be given by the Required Noteholders. If the Escrow Agent does receive an Objection within such five (5) Business Day period, then the Escrow Agent shall continue to hold the Escrowed Documents until otherwise authorized and directed pursuant to clauses (ii) or (iii) below;

           (ii)  upon receipt by the Escrow Agent of a joint written instruction given by the Company and the Required Noteholders (the "Joint Instructions"), in which event the Escrow Agent shall deliver the Escrowed Documents in accordance with the terms of the Joint Instructions; or

          (iii)  upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of an Applicable Court (as defined in Section 7(e))(a "Court Order"), in which event the Escrow Agent shall deliver the Escrowed Documents in accordance with the Court Order. Any such Court Order shall be accompanied by an opinion of U.S. counsel for the Party presenting such Court Order, in form and substance satisfactory to the Escrow Agent, to the effect that such court has competent jurisdiction and that such Court Order is final and non-appealable.

3.     Duties and Responsibilities of Escrow Agent.

        (a)   The Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether any Party is entitled to receive the Escrowed Documents pursuant to the Voting Agreement, but shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement, (ii) may conclusively rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it in good faith to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (iii) may consult counsel satisfactory to it, and an opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such opinion of such counsel.

        (b)   The Company shall indemnify and hold harmless the Escrow Agent and any of its employees for any action taken or omitted to be taken by the Escrow Agent or any of the Escrow Agent's employees hereunder, except in the case of gross negligence or willful misconduct in its capacity as escrow agent under this Escrow Agreement. The indemnities set forth in this Section 30 shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

        (c)   The Company shall pay the Escrow Agent's (i) fees and expenses and (ii) reasonable compensation for acting as escrow agent hereunder as the Company and the Escrow Agent shall agree to in writing.

        (d)   The Escrow Agent may at any time resign as escrow agent hereunder by giving thirty (30) days' prior written notice of resignation to each of the Parties. Prior to the effective date of the resignation as specified in such notice, each of the Parties will issue to the Escrow Agent a Joint Instruction authorizing delivery of the Escrowed Documents to a substitute escrow agent selected by the Parties. If no successor escrow agent is named by the Parties, the Escrow Agent may apply to an Applicable Court for appointment of a successor escrow agent.

        (e)   The Escrow Agent does not have and will not have any interest in the Escrowed Documents, but is serving only as escrow holder, having only possession thereof.

        (f)    The Escrow Agent shall not be required to inquire into the propriety of the Escrowed Documents deposited hereunder nor shall the Escrow Agent be required to investigate any other matter or arrangement by and among the Parties.

        (g)   In no event shall the Escrow Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

        (h)   This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Escrow Agreement.

4.     Dispute Resolution.

        It is understood and agreed that if any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Escrowed Documents or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (a) refrain from taking any action other than to continue to hold the Escrowed Documents pending receipt of Joint Instructions pursuant to Section 0 or a Court Order and accompanying opinion of U.S. counsel pursuant to Section 0, or (b) deposit the Escrowed Documents with an Applicable Court, in which event the Escrow Agent shall give written notice thereof to each of the Parties and thereupon the Escrow Agent shall be relieved and discharged from all further obligations pursuant to this Escrow Agreement. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrowed Documents. The Escrow Agent shall have the right to retain counsel in case it becomes involved in any disagreement, dispute or litigation on account of this Escrow Agreement or otherwise determines that it is necessary to consult counsel.

5.     Additional Provisions.

        (a)   In the event the Escrowed Documents are released from escrow to the Supporting Noteholders pursuant to this Escrow Agreement, the Additional New Notes shall be distributed to the Eligible Holders, pro rata, based on the respective claim amount of the Existing Notes held by the Eligible Holders. In addition, the Additional New Notes Indenture and the Additional New Notes Pledge Agreement shall be deemed to be effective upon such release and the Eligible Holders shall have the right to record and file the Additional New Notes Pledge Agreement (or financing statements or similar notices evidencing the security interests created hereby) in any appropriate recording or filing office and to advise the indenture trustee, the collateral agent(s) and any other third parties affected thereby of the effectiveness thereof. The Company covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable, or that the Supporting Noteholders may reasonably request, in order to enforce and effectively implement the terms and conditions of this Section 50.

        (b)   In the event the Restructuring is consummated and the Eligible Holders are entitled to receive the Escrowed Documents, then, in lieu of releasing the Escrowed Documents to the Eligible Holders, (i) the Escrowed Documents (other than the share certificates) shall be cancelled, (ii) the principal amount of the Additional New Notes shall be added to the principal amount of the New Notes to be issued by the Company in connection with the Restructuring (and shall be distributed to the holders of Existing Notes in accordance with the terms of the Restructuring), and (iii) the entire principal amount of the New Notes shall be governed by the New Notes Indenture and secured by the Collateral Documents (as such term is defined in the New Notes Indenture) executed and delivered in connection with the consummation of the Restructuring. In such event, the Company shall cause the assets pledged under the Additional New Notes Pledge Agreement to be pledged pursuant to the Collateral Documents securing the New Notes. Upon the issuance of the New Notes in such principal amount and the consummation of the Restructuring, the Escrowed Documents shall be released to the Company, upon which the Company shall no longer be bound by the terms thereof. In such event, the Additional New Notes, the Additional New Notes Indenture and the Additional New Notes Pledge Agreement shall be void ab initio and any pledge created thereby shall be cancelled.

        (c)   The Company shall, and shall cause the Pledgors to, (i) deliver to the Escrow Agent within thirty (30) days after the date hereof, each of the original share certificates for the Joint Venture

Companies and a certificate issued by the Secretary of the Board of Directors of each of such Issuing Companies evidencing that the pledge of such shares has been duly registered in the share registry book of each of such Issuing Companies, as provided in Clause Second (a)(i) and (ii), respectively, of the Additional New Notes Pledge Agreement, (ii) use its and their commercially reasonable best efforts to obtain the corresponding consent to create the pledge under the Additional New Notes Pledge Agreement from the other shareholders of each of the Joint Venture Companies and to deliver evidence thereof to the Escrow Agent within thirty (30) days after the date hereof and (iii) deliver to the Escrow Agent within thirty (30) days after the date hereof, each of the original share certificates for Agencia Marítima Grancolombiana, S.A., Granportuaria, S.A. and Terminal de Contenedores de Cartagena, S.A. and a certificate issued by the Secretary of the Board of Directors of each of such Issuing Companies evidencing that the pledge of such shares has been duly registered in the share registry book of each of such Issuing Companies (or otherwise duly perfected). The Parties agree to update Annex "A" to the Additional New Notes Pledge Agreement to reflect the delivery of such original share certificates and other documents and to provide a copy of such updated Annex "A" to the Escrow Agent at the time such original share certificates and other documents are delivered to the Escrow Agent. The Company also shall, and shall cause the Pledgors to, execute (before a notary public) and deliver to the Escrow Agent the respective Powers of Attorney in the form attached as Annex "D" to the Additional New Notes Pledge Agreement within ten (10) days after the date hereof. A default by the Company under this Section 5(c) shall be deemed a Company Default for purposes of Section 30 of the Voting Agreement. Capitalized terms used in this Section 5(c) that are not otherwise defined herein shall have the meanings ascribed to such terms in the Additional New Notes Pledge Agreement. Copies of such share certificates, Secretary's certificates, evidence of consents and Powers of Attorney shall be sent simultaneously to the counsel for the Supporting Noteholders.

        (d)   The provisions of Section 5(a), (b) and (c) are for the benefit of the Parties and are not binding on the Escrow Agent.

        (e)   In the event that either (i) the Escrowed Documents shall be cancelled in accordance with Section 5(b) or (ii) the Escrowed Documents shall be duly released to the Company in accordance with Section 2 and cancelled by the Company, the Escrow Agent, in its capacity as pledgee under the Additional New Notes Pledge Agreement and as trustee under the Additional New Notes Indenture, shall execute and deliver such documents and instruments as the Company may reasonably request to evidence the termination of the Escrowed Documents and the cancellation of any pledge created thereby.

6.     Notices.

        All notices, requests, demands, claims and other communications hereunder shall be in writing in English and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

Grupo TMM, S.A. Av. De la Cúspide #4755 Col. Parques del Pedregal C.P. 14010 Mexico, D.F.
Telephone:	011-5255-5629-8866
Fax:	011-5255-5666-1486
Attention:	Mr. Juan Fernández

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005
Telephone:	212-530-5000
Fax:	212-530-5219
Attention:	Luc A. Despins, Esq. Thomas C. Janson, Esq.

if to a Supporting Noteholder, to the address set forth for such Supporting Noteholder as provided by the Company to the Escrow Agent, to the extent such address has been made available to the Company, provided, however, that notice to such Supporting Noteholder shall not be valid unless a copy of such notice is also at the same time delivered to:

Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, NY 10022
Telephone:	212-872-1000
Fax:	212-872-1002
Attention:	Michael S. Stamer, Esq. Steven H. Scheinman, Esq.

        In the case of the Escrow Agent:

Wells Fargo Bank, N.A. Sixth Street and Marquette Avenue, N9303-120 Minneapolis, MN 55479
Telephone:	612-316-1445
Fax:	612-667-9825
Attention:	Timothy P. Mowdy, Assistant Vice President

        Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt. Notices by the Supporting Noteholders may be given by the counsel to the Supporting Noteholders. In addition, a copy of any notice given by any Party to the Escrow Agent in connection with this Escrow Agreement shall simultaneously be given to the other Parties in the manner set forth above.

7.     Miscellaneous.

        (a)    Amendments.    Except as otherwise expressly provided in this Escrow Agreement, this Escrow Agreement shall not be amended, modified or supplemented, nor may any term or condition hereof be waived (either generally or in a particular instance and either retroactively or prospectively), except in writing signed by the Company and Supporting Noteholders holding, beneficially or of record, at least 51% in aggregate principal amount of the Existing Notes held by all Supporting Noteholders (as determined at such time, the "Required Noteholders"); provided, however, that neither this Escrow Agreement nor any term or condition hereof may be amended, modified, supplemented or waived in any manner that is materially adverse to any Supporting Noteholder without the consent of such Supporting Noteholder. The duties of the Escrow Agent under this Escrow Agreement may not be altered, amended, modified or revoked except by an instrument in writing executed by the Escrow Agent and each of the Parties.

        (b)    No Waiver.    Each of the signatories to this Escrow Agreement expressly acknowledges and agrees that, except as expressly provided in this Escrow Agreement, nothing in this Escrow Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this

Escrow Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company. The waiver by any party hereto of a breach of any provision of this Escrow Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any party hereto preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        (c)    Complete Agreement.    This Escrow Agreement constitutes the complete agreement between the parties to this Escrow Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings, written or oral, with respect to the subject matter hereof. The provisions of this Escrow Agreement shall be interpreted in a reasonable manner to effect the intent of the parties to this Escrow Agreement.

        (d)    Governing Law.    This Escrow Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding against the Escrow Agent arising or relating to this Escrow Agreement.

        (e)    Jurisdiction.    By its execution and delivery of this Escrow Agreement, each of the signatories to this Escrow Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Escrow Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively (a) if the Company has commenced a case under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court in which such case is pending or (b) in a federal or state court of competent jurisdiction in the State of New York if the Company has not commenced a case under Chapter 11 of the Bankruptcy Code (as the case may be, an "Applicable Court"). The signatories to this Escrow Agreement hereby consent to the exclusive jurisdiction and venue of such courts and hereby agree not to object or contest the jurisdiction or venue of any such court.

        (f)    Consent to Service of Process.    Each party to this Escrow Agreement irrevocably consents to service of process with respect to any action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Escrow Agreement by certified mail, return receipt requested, at the address listed with the signature of each such party on the signature pages to this Escrow Agreement, to the maximum extent permitted by applicable law. Each party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other parties to this Escrow Agreement or the Voting Agreement, as the case may be. The Company hereby appoints CT Corporation System, with offices at 111 Eighth Avenue, New York, New York 10019 as its authorized agent upon which process may be served in any such action, suit or proceeding, and represents that it has granted a power of attorney authorizing the appointment of CT Corporation System as its authorized agent for service of process.

        (g)    Specific Performance.    It is understood and agreed by each of the signatories to this Escrow Agreement that money damages may not be a sufficient remedy for any breach of this Escrow Agreement by any party and each non-breaching party shall be entitled to seek in an Applicable Court specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

        (h)    Headings and Captions.    The headings and captions of the sections, paragraphs and subsections of this Escrow Agreement are inserted for convenience only and shall not affect the interpretation hereof.

        (i)    Successors and Assigns; Several Liability.    This Escrow Agreement is intended to bind and inure to the benefit of the parties to this Escrow Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations, warranties, covenants and obligations of the undersigned parties under this Escrow Agreement are, in all respects, several and not joint.

        (j)    Counterparts.    This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopy shall be effective as delivery of a manually executed counterpart.

        (k)    Third-Party Beneficiaries.    It is expressly understood and agreed that the Supporting Noteholders are and shall be third party beneficiaries of this Escrow Agreement and shall have the right to enforce the provisions of this Escrow Agreement with the same effect as if such Supporting Noteholders were signatories hereto. Except as expressly stated in this Escrow Agreement, this Escrow Agreement shall be solely for the benefit of the parties to this Escrow Agreement, and no other Person shall be a third-party beneficiary hereof.

        (l)    Severability.    If any provisions of this Escrow Agreement as applied to any party hereto or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Escrow Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Escrow Agreement.

        (m)    Interpretation.    This Escrow Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of any party hereto.

        (n)    Attorneys' Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Escrow Agreement against any of the Parties, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such Party may be entitled.

        (o)    Judgments.    The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order (as defined in Section 2(a)(iii)). In case the Escrow Agent obeys or complies with any such Court Order, the Escrow Agent shall not be liable to any of the Parties or to any other person, firm, corporation or entity by reason of such compliance, notwithstanding that any such Court Order may be subsequently reversed, modified, annulled, set aside, vacated or found to have been entered into without jurisdiction.

        (p)    Termination of Escrow.    This Escrow Agreement shall terminate and the Escrow Agent shall have no further duties hereunder upon the release of all of the Escrowed Documents in accordance with the terms of this Escrow Agreement.

        (q)    Business Days.    As used herein "Business Days" shall mean any day other than a Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in New York, New York are authorized or obligated by law or governmental action to close.

        (r)    Certain References.    Whenever the context may require, any pronoun used in this Escrow Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The terms "herein", "hereof" or "hereunder" or similar terms as used in this Escrow Agreement refer to this entire Escrow Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Sections, subsections or other provisions are references to Sections, subsections or other provisions of this Escrow Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first above written.

GRUPO TMM, S.A.

By:
Name: Title:
	Address:	Avenida de la Cúspide #4755 Col. Parques del Pedregal C.P. 14010 Mexico, D.F.

WELLS FARGO BANK, N.A.

By:
Name: Title:
	Address:	Wells Fargo Bank, N.A. Sixth Street and Marquette Avenue N9303-120 Minneapolis, MN 55479

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  Exhibit 10.29
ESCROW AGREEMENT